FORM 4

      [ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

OMB APPROVAL
OMB NUMBER:               3235-0287
EXPIRES:         SEPTEMBER 30, 1998
ESTIMATED AVERAGE BURDEN
HOURS PER RESPONSE:             0.5
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1. Name and Address of Reporting Person

NICKLAUS                        JACK                          W.
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(Last)                        (First)                     (Middle)


                       11780 U.S. HIGHWAY ONE
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                              (Street)


NORTH PALM BEACH                FL                        33408
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(City)                        (State)                     (Zip)
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2. Issuer Name and Ticker or Trading Symbol

                        GOLDEN BEAR GOLF, INC. (JACK)
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3. IRS or Social Security Number or Reporting Person (Voluntary)


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4. Statement for Month/Year  10/98
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5. If Amendment, Date of Original     (Month/Year)
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6. Relationship of Reporting Person to Issuer (Check all applicable)

   [X]   Director                         [X]   10% Owner
   [X]   Officer (give title below)       [ ]   Other (specify below)

                       CHAIRMAN OF THE BOARD
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7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
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
TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                                                                                    6. Ownership     7. Nature of
                                                                            5. Amount of Securities    Form:            Indirect
1. Title of   2. Transaction     3. Transaction 4. Securities Acquired (A)     Beneficially Owned      Direct (D) or    Beneficial
   Security       Date               Code           or Disposed of (D)          at End of Month        Indirect (I)     Ownership
   (Instr. 3)    (Month/Day/Year)   (Instr. 8)     (Instr. 3, 4, and 5)        (Instr. 3 and 4)        (Instr. 4)       (Instr. 4)
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                                     Code  V        Amount   (A) or    Price
                                                             (D)
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CLASS A             10/12/98         J(1)          120,000    A        $2.50       120,000                 D
COMMON STOCK,
PAR VALUE
$.01 PER SHARE
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

         Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                          (Over)
                                                                 SEC 1474 (7-96)

TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
                                                                                                        5. Number of Derivative
                                                                                                           Securities Acquired
1. Title of Derivative   2. Conversion or Exercise         3. Transaction Date     4. Transaction          (A) or Disposed of (D)
   Security (Instr. 3)      Price of Derivative Security      (Month/ Day/ Year)      Code (Instr. 8)      (Instr. 3, 4, and 5)
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                                                                                      Code    V                 (A)   (D)
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

TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALY OWNED--(CONTINUED)
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
                                                                                          10. Ownership
                                                                                              Form of
                           7. Title and                                                       Derivative           11. Nature of
                              Amount of         8. Price of    9. Number of                   Security:                Indirect
6. Date Exercisable           Underlying           Derivative     Derivative Securities       Direct (D) or            Beneficial
   and Expiration Date        Securities           Security       Beneficially Owned at       Indirect (I)             Ownership
   (Month/Day/Year)           (Instr. 3 and 4)     (Instr. 5)     End of Month (Instr. 4)     (Instr. 4)               (Instr. 4)
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                                      Amount
    Date         Expiration           or Number
    Exercisable  Date         Title   of Shares
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

Explanation of Responses:

(1) Jack W. Nicklaus acquired 120,000 shares of Class A Common Stock, par value $.01 per share, from Richard Bellinger in exchange for the extinguishment of a $300,000 debt owed to Mr. Nicklaus by Mr. Bellinger. Accordingly, the price per share has been calculated at $2.50.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, ** Signature of Reporting Person Date see Instruction 6 for procedure

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


/s/ Jack W. Nicklaus                            Nov. 10, 1998
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** Signature of Reporting Person                    Date

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